EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This is an Employment Agreement (this “Agreement”) entered into between The Pulse Network, Inc., a Nevada corporation (“The Pulse Network”), and The Pulse Network, Inc., a Massachusetts corporation and wholly owned subsidiary of The Pulse Network (“Employer”), and Michael Koenigs (“Employee”), the terms and conditions of which are as follows:

§ 1. TERM OF EMPLOYMENT; CANCELLATION

(a) Subject to the terms and conditions set forth in this Agreement, Employer agrees to employ Employee and Employee agrees to be employed by Employer (for all purposes of compensation, benefits and employee rights, Employee shall be an employee of The Pulse Network, Inc., a Massachusetts corporation, and not of The Pulse Network, Inc., a Nevada corporation, or of any other subsidiary or affiliate of The Pulse Network, Inc., a Nevada corporation, unless The Pulse Network, Inc., a Massachusetts corporation, assigns this Agreement to such other entity) for an initial term of one year, starting on October 3, 2014 and ending on the first anniversary of such date; provided, however, that (i) this initial one year term automatically shall extend for six additional months on such first anniversary date and every six months thereafter (each such date, a “Term Date”) unless Employer or Employee notifies the other pursuant to this § 1(a) that no such extension will be effected at least two months before such Term Date and (ii) this Agreement is subject to earlier termination as provided herein. The period of time during which Employee is employed by Employer under this Agreement (beginning on the date hereof and ending on the date this Agreement is terminated for any reason) shall be referred to in this Agreement as the “Term”. If either party provides proper notice that this Agreement will not be renewed, then it shall expire on the next Term Date.

(b) Employee acknowledges that Employer and The Pulse Network are entering into this Agreement in connection with Employer’s acquisition (the “Acquisition”) of You Everywhere Now, LLC, Traffic Geyser, LLC and Voice Followup, LLC on the date hereof pursuant to that certain Securities Purchase Agreement between The Pulse Network, Employer and MikeKoenigs.com, Inc. (the “Purchase Agreement”). Employer’s, The Pulse Network’s and Employee’s agreement under this Agreement is conditioned upon the closing of the Acquisition under the Purchase Agreement, and neither Employer nor The Pulse Network nor Employee will have any liability under this Agreement if the Acquisition does not close.

§ 2. POSITION AND DUTIES AND RESPONSIBILITIES

(a) Position. Employee shall be Chief Strategy Officer of Employer and of The Pulse Network.

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(b) Duties and Responsibilities. Employee’s duties and responsibilities shall be those normally associated with Employee’s position as the Chief Strategy Officer, plus (subject to § 4(d)(2)) any additional duties and responsibilities that Employer’s President or The Pulse Network, as the sole shareholder acting in lieu of Employer’s Board of Directors under a unanimous shareholder declaration (herein referred to as the “Shareholder”), from time to time may assign orally or in writing (provided that any oral assignment of duties or responsibilities shall be promptly confirmed to Employee in writing) to Employee, which (subject to § 4(d)(2)) shall include but not be limited to, three (3) product launches during each year of employment (provided that Employer properly allocates its budget and resources to facilitate such product launches). Employee agrees that any such assignment from the Shareholder may be given by the Shareholder’s Board of Directors, Chairman, Chief Executive Officer or President. Employee shall report to Employer’s President and President of The Pulse Network. Employee shall undertake to perform all his duties and responsibilities hereunder in good faith and shall at all times act in the course of Employee’s employment under this Agreement in the best interest of Employer and The Pulse Network. Employee shall work an average of not less than 40 hours per week for the first three (3) months of employment hereunder and shall work an average of not less than 20 hours per week thereafter (excluding failures to work such hours due to illness, incapacity, vacations, incidental civic activities, and incidental personal time).

§ 3. COMPENSATION AND BENEFITS

(a) Base Salary. Employer shall pay Employee an annualized base salary of $200,000.00 per year, plus $1,000 per day for any day that Employee spends any night not at home as a result of Employee performing his duties and responsibilities under this Agreement as agreed to (including verbal or email agreement) by the President of The Pulse Network. The base salary shall be payable in accordance with Employer’s standard payroll practices and policies for employees (but no less frequently than monthly) and shall be subject to such withholdings as required by law. The amount of Employee’s base salary shall be subject to periodic adjustments as determined by the Shareholder (subject to § 4(d)(1)).

(b) Commission. Employer will pay Employee a standard sales commission equivalent to the commission which Employer’s other salespeople receive for equivalent sales, for any sales the Employee brings to the Employer directly and without the lead originating with the Employer.

(c) Affiliate Commissions. Employer will pay Employee 50% of any commissions received by Employer arising out of Employer’s sales of products or services of a third party as a result of Employee introducing or setting up the relationship with such third party.

(d) Bonus and Other Incentive Compensation. Employee during the Term shall be eligible (but not guaranteed) to receive a bonus or bonuses pursuant to such unique or general plans or programs as Employer shall make available to Employee. Employee shall also be eligible (but not guaranteed) to receive other benefits, including stock options, that The Pulse Network may from time to time determine to offer to its employees. Employer and Employee may agree upon goals and objectives to be required for Employee to meet to be eligible for payment of a bonus and such goals and objectives shall be set forth in Exhibit A attached hereto and incorporated herein by this reference. Exhibit A may be replaced, revised or updated from time to time by agreement of the parties during the Term. Notwithstanding anything to the contrary on Exhibit A, bonuses are not payable for any time period (i) through the last day of which Employee is not employed under this Agreement, or (ii) during which an event, occurrence or breach of this Agreement takes place that, with any required notice, lapse of time or compliance with procedures under § 4, constitutes Cause for termination under § 4. Employee shall not be entitled to any bonus payable following the expiration of this Agreement or the termination thereof in accordance with § 4.

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(e) Employee Benefit Plans. Employee shall be eligible to participate in the employee benefit plans, programs and policies maintained by or for Employer for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The introduction and administration of benefit plans, programs and policies are within Employer’s sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy will not constitute a breach of this Agreement.

(f) Vacation. Employee shall be eligible for vacation twenty (20) days per year, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of Employer or The Pulse Network. Unused vacation may not be carried over from any one-year period to any other period except as may be required by law.

(g) Travel. Employer will pay for first class airfare and all other travel expenses related to Employee performing his duties and responsibilities under this Agreement.

(h) Rental of Equipment. Employer shall rent from Employee, for a sum of One Dollar ($1.00) per year during the Term, the equipment of Employee set forth in Exhibit B for use only as approved by Employee in connection with Employee’s duties and responsibilities under this Agreement. Upon the expiration or termination of the Term for any reason, Employer shall return such equipment to Employee in substantially the same condition such equipment was in on the date hereof, ordinary wear and tear excepted.

§ 4. TERMINATION OF EMPLOYMENT

(a) Termination By Employer Other Than For Cause Or Disability Or By Employee For Good Reason.

(1) Subject to the terms and conditions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time, and Employee shall have the right to resign at any time. However, a notice under § 1 that no extension of Employee’s Term will be effected shall not constitute at the time of such notice a termination of Employee’s employment by Employer or a resignation by Employee. If Employee elects to give such notice, Employer’s only obligation to Employee under this Agreement shall be to pay Employee’s earned but unpaid salary then in effect under § 3(a), if any, and continue to provide employee benefits in accordance with § 3(e), until the last day of the Term. If Employer elects to give such notice, Employer shall (in lieu of any other severance benefits under any of Employer’s employee benefit plans, programs or policies) pay Employee (i) Employee’s earned but unpaid salary then in effect under § 3(a), if any, and continue to provide employee benefits in accordance with § 3(e), until the last day of the Term, plus (ii) an amount equal to six (6) months’ worth of Employee's annualized base salary as in effect under § 3(a) either immediately before Employee’s termination of employment or on the first day of the Term, whichever is greater. Employer may, at its sole discretion, elect to pay Employee the amount owing under this § 4(a)(1) in a lump sum or by way of salary continuation.

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(2) If Employer terminates Employee’s employment other than for Cause or Disability or Employee resigns for Good Reason, Employer shall (in lieu of notice of termination and in lieu of any other severance benefits under any of Employer’s employee benefit plans, programs or policies) pay Employee (i) Employee’s earned but unpaid salary then in effect under § 3(a), if any, and continue to provide employee benefits in accordance with § 3(e), until the last day of the Term, plus (ii) an amount equal to six (6) months’ worth of Employee's annualized base salary as in effect under § 3(a) either immediately before Employee’s termination of employment or on the first day of the Term, whichever is greater. Employer may, at its sole discretion, elect to pay Employee the amount owing under this § 4(a)(2) in a lump sum or by way of salary continuation.

(b) Termination By Employer For Cause or By Employee Other Than For Good Reason.

(1) Employer shall have the right to terminate Employee’s employment at any time for Cause (subject to the notice and cure periods set forth in the definition of “Cause”), and Employee shall have the right to resign at any time other than for Good Reason.

(2) If Employer terminates Employee’s employment for Cause or Employee resigns other than for Good Reason, Employer’s only obligation to Employee under this Agreement shall be to pay Employee’s earned but unpaid base salary then in effect under § 3(a), if any, and continue to provide employee benefits in accordance with § 3(e), until the last day of the Term, and Employee’s right to exercise any outstanding stock options shall terminate thirty days after the last day of the Term unless otherwise provided in the grant agreement related to such stock options.

(c) Cause. The term “Cause” as used in this Agreement means:

(1) Employee has engaged in conduct which constitutes gross negligence, gross misconduct or gross neglect in the performance of Employee’s duties and responsibilities under this Agreement, including misappropriation of Employer’s property or assets in a manner resulting or intended to result directly or indirectly in gain or personal enrichment for Employee to the exclusion of Employer;

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(2) Employee has been convicted of a felony for fraud, embezzlement or theft; or

(3) Employee has engaged in a material breach of any provision of this Agreement, which Employee has failed to cure in a manner reasonably acceptable to Employer within thirty days after Employer has delivered to Employee written notice of such breach.

(d) Good Reason. The term “Good Reason” means

(1) Any material reduction in Employee’s base salary, as it may be increased from time to time;

(2) Any material increase in Employee’s duties, responsibilities or deliverables as set forth in § 2(b);

(3) Any change in the principal office location at which Employee must perform services for Employer to another location that is not within a 50-mile radius of the city of San Diego, California; or

(4) Any material breach by Employer or The Pulse Network of any of the terms of this Agreement, the Purchase Agreement or the Promissory Note (as defined in the Purchase Agreement) (including, without limitation, failure or delay in payment of any amounts payable under the Purchase Agreement or the Promissory Note when due, and regardless of whether such failure or delay is due to the provisions of the Subordination Agreement dated as of the date hereof between Employer, The Pulse Network, TCA Global Credit Master Fund, LP and the other parties thereto); provided, however, that:

No Good Reason shall exist unless (i) Employee gives Employer a detailed, written statement of the basis for Employee’s belief that Good Reason exists and gives Employer a fifteen day period after the delivery of such statement to cure the basis for such belief in a manner reasonably acceptable to Employee and (ii) Employee actually submits Employee’s resignation to Employer’s President or the Shareholder during the sixty day period which begins immediately after the end of such fifteen day period if Employee reasonably and in good faith determines that Good Reason continues to exist after the end of such fifteen day period.

(e) Termination for Disability or Death.

(1) Employer shall have the right to terminate Employee’s employment on or after the date Employee has a Disability, and Employee’s employment shall terminate at Employee’s death.

(2) If Employee’s employment terminates under this § 4(e), Employer’s only obligation under this Agreement shall be to pay to Employee (or, if Employee dies, Employee’s estate or heirs, as applicable) Employee’s earned but unpaid base salary then in effect under § 3(a), if any, and continue to provide employee benefits in accordance with § 3(e), until the last day of the Term.

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The term “Disability” as used in this Agreement means the suffering by Employee for at least a 180 consecutive day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders Employee incapable of continuing even with reasonable accommodation to perform the essential functions of Employee’s job. Employer or the Shareholder shall notify Employee in writing if they reasonably believe that Employee has a Disability. If Employee disputes such determination, the issue shall be submitted to a panel consisting of three physicians who specialize in the physical or mental condition from which Employee is believed to suffer, one appointed and paid by Employer, one appointed and paid by Employee and the third appointed by these two physicians and paid one-half by Employer and one-half by Employee. The determination as to whether Employee has a Disability shall be made by such panel and shall be binding on Employer and on Employee. Employee acknowledges that, given the nature of Employer’s and The Pulse Network’s business and the critical importance of his position to the operations of Employer and The Pulse Network, it would constitute an unreasonable accommodation on the part of Employer to operate without the services of Employee for in excess of 180 consecutive days. Furthermore, Employee acknowledges that it would be impractical for Employer to hire a replacement for Employee, unless the replacement is hired on a permanent basis.

(f) Benefits at Termination of Employment. Employee shall not be entitled, by reason of his employment with Employer or by reason of any termination of such employment, however arising, to any remuneration, compensation or benefits other than those expressly provided for in this § 4. However, any termination of Employee arising out of Employee’s death, or Disability does not affect Employee’s right (or the right of Employee’s legal guardian, estate or heirs, as applicable) to collect disability or life insurance benefits that Employee may remain entitled to receive at that time in accordance with the terms of the applicable benefit plan, program or policy.

§ 5. COVENANTS BY EMPLOYEE

(a) Employer and The Pulse Network Property.

(1) Employee upon the termination of Employee’s employment for any reason or, if earlier, upon Employer’s or The Pulse Network’s request shall promptly return all “Property” which had been entrusted or made available to Employee by Employer or The Pulse Network.

(2) The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Employee during Employee’s employment by Employer (and any duplicates of any such property) which directly relate to Employer’s or The Pulse Network’s business, products or services; provided, however, that for the avoidance of doubt, the term “Property” shall not include the items set forth in Exhibit C hereto or any video, written or other content related to the Permitted Activities (as defined in § 5(f)), all of which shall be the exclusive property of Employee (collectively the “Employee Property”).

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(b) Trade Secrets.

(1) Employee agrees that Employee will hold in a fiduciary capacity for the benefit of Employer and The Pulse Network, as their respective interests may appear, and will not directly or indirectly use (except in connection with Employee’s duties and responsibilities hereunder) or disclose (except as may be required by applicable law, regulation, subpoena or other legal or regulatory process), any “Trade Secret” that Employee may have acquired during the term of Employee’s employment by Employer for so long as such information remains a Trade Secret.

(2) The term “Trade Secret” means information of Employer or The Pulse Network, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by Employer or The Pulse Network, as the case may be, to maintain its secrecy; provided, however, that for the avoidance of doubt, the term “Trade Secret” shall not include the Employee Property.

(3) This § 5(b) and § 5(c) are intended to provide rights to Employer and The Pulse Network that are in addition to, not in lieu of, those rights Employer and The Pulse Network have under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information.

(1) Employee while employed under this Agreement and thereafter during the “Restricted Period” shall hold in a fiduciary capacity for the benefit of Employer and The Pulse Network, and shall not directly or indirectly use (except in connection with Employee’s duties and responsibilities hereunder) or disclose (except as may be required by applicable law, regulation, subpoena or other legal or regulatory process), any “Confidential Information” that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee’s employment by Employer.

(2) The term “Confidential Information” means any secret, confidential or proprietary information of Employer or The Pulse Network relating to its respective businesses, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Employer or The Pulse Network. Confidential Information may include as well, but it is not limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, employees and independent contractors and the terms and conditions of this Agreement; provided, however, that for the avoidance of doubt, the term “Confidential Information” shall not include the Employee Property.

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(d) Restricted Period. The term “Restricted Period” as used in the Agreement shall mean the period that starts on the date of this Agreement and extends until the date that is (i) one year after Employee’s employment with Employer terminates, if Employee’s employment terminates as a result of (A) notice by Employer or Employee under § 1 that no extension of Employee’s Term will be effected, (B) Employer terminates Employee’s employment for Cause or (C) Employee resigns without Good Reason, or (ii) the date that Employee’s employment with Employer terminates, if (A) Employer terminates Employee’s employment without Cause, (B) Employer terminates Employee’s employment due to Disability or (C) Employee resigns for Good Reason.

(e) Nonsolicitation of Customers or Employees.

(1) Employee (i) while employed under this Agreement shall not, on Employee’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than Employer or The Pulse Network), solicit customers of Employer or of The Pulse Network for any Competing Business and (ii) during the Restricted Period shall not, on Employee’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit customers of Employer or of The Pulse Network with whom Employee within the twenty-four month period immediately preceding the beginning of the Restricted Period had or made contact in the course of Employee’s employment by Employer for any Competing Business.

(2) Employee (i) while employed under this Agreement shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of Employer or The Pulse Network to terminate his or her employment with Employer or The Pulse Network and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminated his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of Employer or of The Pulse Network with whom Employee had contact, knowledge of, or association in the course of Employee’s employment with Employer as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with Employer or The Pulse Network and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, Employee may hire or engage any such persons pursuant to a general solicitation which is not directed specifically to any such persons.

(3) The term “Competing Business” as used in this Agreement means the creation or development, marketing, selling, licensing or servicing of (a) an integrated cross channel marketing system that employs a combination of email, carrier-based mobile text, and carrier-based voicemail automation, (b) a “software as a service” or web-based video and social media marketing automation system similar to “Traffic Geyser,” or (c) a training program that directly competes with “Publish and Profit,” “Author Expert Marketing Machines” or “Top Gun Consulting Toolkit.”

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(f) Noncompetition Obligation. Employee while employed under this Agreement and thereafter during the Restricted Period shall not conduct or participate in Competing Business in the United States or organize or form any other business that will conduct Competing Business in the United States and shall not engage in the management of, or provide consulting concerning the management of, Competing Business in the United States on behalf of any business other than Employer or The Pulse Network. Employee acknowledges and agrees that the territory identified in this § 5(f) is the territory in which Employee performs services for Employer or The Pulse Network by being actively engaged as an employee in Employer’s and The Pulse Network’s operations in that territory. Notwithstanding anything to the contrary in this Agreement, Employee or any of his affiliates may own an aggregate of not more than 3% of the outstanding equity securities of any class of any company engaged in a Competing Business, if such equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market. For the avoidance of doubt, nothing in this Agreement shall restrict Employee from engaging in the following activities for Employee’s personal benefit, to the extent they do not relate to a Competing Business (the “Permitted Activities”): (i) writing books or creating free content on any topic Employee desires which is consistent with Employee’s individual brand, (ii) consulting with or speaking about any topic with individuals, companies, or organizations, (iii) creating and participating in live events, (iv) creating an interactive online television network and creating content related to that entity or training and marketing materials that support Employee’s customers and guests to participate in such programs, and (v) otherwise commercializing Employee’s individual brand, personality and abilities.

(g) Reasonable and Continuing Obligations. Employee agrees that Employee’s obligations under this § 5 are obligations that will continue beyond the date Employee’s employment terminates and that such obligations are reasonable and necessary to protect Employer’s and The Pulse Network’s legitimate business interests. Employer and The Pulse Network in addition shall have the right to take such other action as each deems necessary or appropriate to compel compliance with the provisions of this § 5.

(h) Remedy for Breach. Employee agrees that the remedies at law of Employer or The Pulse Network for any actual or threatened breach by Employee of the covenants in this § 5 would be inadequate and that Employer and The Pulse Network shall be entitled to seek specific performance of the covenants in this § 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which Employer or The Pulse Network may be legally entitled to recover. Employee acknowledges and agrees that the covenants in this § 5 shall be construed as agreements independent of any other provision of this or any other agreement between Employer or The Pulse Network and Employee, and that the existence of any claim or cause of action by Employee against Employer or The Pulse Network, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by Employer or The Pulse Network of such covenants.

(i) Survival. Employee’s obligations under this § 5 shall remain in effect during the Restricted Period.

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§ 6. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail with proof of receipt. Notices to Employer and The Pulse Network shall be sent to The Pulse Network, Inc., 437 Turnpike Street, Canton, Massachusetts 02021, Attention: Chief Executive Officer. Notices and communications to Employee shall be sent to the address Employee most recently provided to Employer for this purpose. Proof of actual receipt of notice shall evidence proper notice regardless of means of delivery. The Pulse Network, Inc., and any of its subsidiaries, shall have the right to act as agent for Employer for the giving of any notice required or permitted under this Agreement.

(b) No Waiver. No failure by Employer, The Pulse Network or Employee at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to the choice of law principles thereof.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of Employer and The Pulse Network and any successor to all or substantially all of the business or assets of Employer or The Pulse Network and any permitted assigns. Employer may assign its interests in this Agreement only to a successor to all or substantially all of its business or assets or to The Pulse Network or any subsidiary or affiliate of or successor to The Pulse Network, and no such assignment shall be treated as a termination of Employee’s employment under this Agreement. Employee’s rights and obligations under this Agreement are personal and shall not be assigned or transferred (except that Employee’s heirs or estate shall have the right to receive the amounts provided for in § 4).

(e) Other Agreements. This Agreement and the Purchase Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Employee’s employment relationship with Employer, constitute the entire agreement between Employer, The Pulse Network and Employee with respect to the subject matter covered hereby and thereby.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by Employer and/or The Pulse Network, as their respective interests are thereby affected, and by Employee.

(g) Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

Signature page follows.

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IN WITNESS WHEREOF, Employer, The Pulse Network and Employee have executed this Agreement in multiple originals to be effective on the first date of the Term.

THE PULSE NETWORK, INC., a Massachusetts corporation

By:		Date:______________________
Name:
Title:

THE PULSE NETWORK, INC., a Nevada corporation

By:		Date:______________________
Name:
Title:

EMPLOYEE

Date:______________________
Michael Koenigs

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Exhibit A

Bonus and Incentive Compensation

To be agreed by Employer and Employee.

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Exhibit B

Rental Equipment

See attached.

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Exhibit C

Employee Property

The term “Employee Property” shall mean all books, articles, pamphlets, literature, videos, works of authorship, materials and other intellectual property of Employee not directly related to the matters included in the definition of the term “Competing Business,” including, without limitation, the following:

Author Expert Marketing Machines (book)

Author Expert Marketing Machines (product)

Podcasting Secrets (book)

You Everywhere Now! (book)

Multicast Marketing Machines (book)

Top Gun Consulting Toolkit (book)

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